Exhibit 99.1

PRESS RELEASE

US $

Resolute Reports Preliminary First Quarter 2015 Results

•	Q1 adjusted EBITDA of $50 million

•	Cash remains strong at $324 million; liquidity of almost $800 million

•	Excluding special items, net loss of $0.32 per share / GAAP net loss of $0.35 per share

MONTREAL, CANADA, May 7, 2015 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported a net loss for the quarter ended March 31, 2015, excluding special items, of $30 million, or $0.32 per share, compared to a net loss, excluding special items, of $26 million, or $0.27 per share, in the same period in 2014. Sales were $920 million in the quarter, down $96 million, or 9%, from the first quarter of 2014. GAAP net loss was $33 million, or $0.35 per share, compared to a net loss of $50 million, or $0.53 per share, in the first quarter of 2014.

“This quarter’s results were most affected by the combination of lower price realizations in our market pulp and wood products businesses, together with intensifying challenges in the global newsprint market,” said Richard Garneau, president and chief executive officer. “Even as market prices have retreated from recent highs this quarter, we remain bullish on our lumber and pulp businesses. We’re confident that we will add significant value with our investments to build capacity, including the two new Ontario sawmills and the Calhoun pulp digester project. We believe in the long-term global pulp market fundamentals, including its underlying growth drivers like tissue production in North America, which has been a growing consumer of our pulp. Our recent newsprint and specialty paper capacity closures, on the other hand, show our efforts to adapt to changing market dynamics in the paper businesses, which will continue to evolve. Our clear objective is to generate as much value as we can from these assets, by concentrating production to maximize the use of our most cost-effective mills, eliminating fixed costs and avoiding costly rotating downtime.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

The company recorded an operating loss of $15 million in the quarter, compared to a $93 million loss in the fourth quarter. Adjusted EBITDA was $50 million in the quarter, a $56 million decrease from the fourth quarter. The company’s results were adversely affected by lower newsprint, pulp and lumber pricing ($34 million, not including the unfavorable effect of the weaker Canadian dollar), lower pulp and paper volumes ($23 million) and an increase in pension and other postretirement benefit (or “OPEB”) expenses ($15 million). The increase in pension and OPEB expenses, which does not have a cash impact, relates to the $330 million increase in balance sheet net pension and OPEB liability in 2014. In the fourth quarter, the company incurred $131 million of accelerated depreciation and other closure-related costs, most of which were non-cash costs related to the permanent newsprint capacity closures announced in the quarter for Iroquois Falls, Ontario, Baie-Comeau, Québec, and Clermont, Québec, as well as the permanent closure of the Laurentide specialty paper mill in Shawinigan, Québec.

Market Pulp

Operating income in the market pulp segment was $10 million in the first quarter, $3 million lower than the fourth quarter. The overall average transaction price slipped by $29 per metric ton, or 4%, as a result of lower average transaction prices in softwood and fluff grades. Shipments were down by almost 7%, or 23,000 metric tons, because of lower softwood shipments, offset in part by an additional shipment of fluff pulp delayed from the fourth quarter. Overall shipments fell short of target in the segment, which has been more vulnerable to pressure from ongoing misinformation campaigns by certain environmental activist groups, and also because of unscheduled outages at certain mills. Finished goods inventory rose by 9,000 metric tons. The operating cost per unit (the “delivered cost”) fell by over 3%, mostly because of lower maintenance costs and higher contribution from the Saint-Félicien, Québec, cogeneration facility following the mill’s annual maintenance outage in the fourth quarter, offset in part by higher pension and OPEB expenses.

Wood Products

The wood products segment generated operating income of $5 million in the quarter, $13 million lower than the fourth quarter. Shipments rose by 1%, to 393 million board feet, but the average transaction price fell by $25 per thousand board feet, or 7%, reflecting lower market prices. The delivered cost in the segment was 3% higher, to $342 per thousand board feet, as a result of the recognition, in the previous quarter, of additional tax credits in connection with infrastructure investments, which we did not recognize in the first quarter. Finished goods inventory increased by 14%, reflecting the softer market conditions in the quarter.

Newsprint

The newsprint segment generated an operating loss of $6 million in the quarter, compared to operating income of $15 million in the fourth quarter. Shipments were 63,000 metric tons lower, or 11%, reflecting seasonally lower demand and the impact of the company’s 2014 capacity rationalization initiatives to, among other things, adapt to changing market dynamics. The overall average transaction price for newsprint fell by $34 per metric ton, or 6%. These changes largely reflect the ongoing challenges for North American producers in the global newsprint business, who face an accelerating pace of global structural decline, a currency disadvantage in export markets because of the strong U.S. dollar, and very low operating rates outside North America. The delivered cost in the segment was essentially unchanged, reflecting the favorable effect of the weaker Canadian dollar and lower fixed costs following the capacity closures, offset by higher power and steam costs, mostly seasonal, and higher pension and OPEB expenses. Finished goods inventory was down by 9%.

The company announced in December a reduction of 465,000 metric tons of annual capacity with the permanent closure of three newsprint machines in Canada. Its goal is to optimize assets by concentrating production to maximize the use of its most cost-effective mills, eliminate fixed costs and avoid costly rotating downtime.

Specialty Papers

Operating income in the specialty papers segment was $1 million in the first quarter, down by $3 million from the fourth quarter. The average transaction price was essentially unchanged, but shipments fell by 14%, or 61,000 short tons, due mostly to seasonally lower demand and the company’s 2014 capacity rationalization initiative. The Laurentide mill was closed in October, representing 191,000 metric tons of annual capacity. The delivered cost in the quarter was also essentially unchanged, favorably affected by the weaker Canadian dollar and lower natural gas pricing, but offset by seasonally higher power and steam costs, production inefficiencies at certain mills and higher pension and OPEB expenses.

Corporate

The company reported under “corporate and other” the higher pension and OPEB expenses associated with closed mills ($7 million), largely impacted by the higher pension and OPEB expenses associated with those mills, as well as certain selling, general and administrative expenses that were not allocated to the segments.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company recorded an operating loss of $15 million in the first quarter, compared to a loss of $33 million in the year-ago period. The year-ago period was significantly affected by an abnormally cold winter, which caused a material increase in costs and approximately 30,000 metric tons of lost production, as well as an additional 25,000 metric tons of non-weather-related operational disruptions. Although this year’s winter was also harsh, the company mitigated its impact by implementing measures to reduce its exposure to these types of events.

Overall pricing this quarter was lower ($42 million) because of a 9% drop in the average transaction price for newsprint, 8% for wood products and 4% for market pulp. Despite an 11% increase in shipments of wood products due to the company’s growth initiatives, overall volume was down from the year-ago period, reflecting a 2% drop in market pulp shipments, 8% in newsprint and 9% in specialty. Manufacturing costs were unchanged in the quarter after adjusting for the favorable effect of the abnormally cold winter of 2014 ($40 million), the lower volume ($34 million) and the weaker Canadian dollar ($30 million). This reflects the higher pension and OPEB expenses ($12 million), as well as higher power prices and steam costs, offset by the benefits of the company’s asset optimization initiatives, and lower maintenance costs.

Outlook

Mr. Garneau added: “Since peaking in the second quarter of last year, our realized prices for market pulp are down, on average, about $60 per metric ton, but we expect that market fundamentals will support better performance in the segment for the balance of the year. Given lower-than-expected first quarter U.S. housing starts, the drop in North American lumber exports to Asia, the strong U.S. dollar and the reintroduction of export duties and quotas under the Canada-U.S. Softwood Lumber Agreement of 2006, our near-term outlook for lumber is more uncertain, but our medium to long-term outlook continues to be positive. We expect a moderate uptick in specialty paper shipments, and also fairly stable overall pricing conditions into the second quarter. We would also expect to maintain our share of newsprint volumes this quarter, but pricing is likely to remain under pressure given the accelerating pace of global structural decline, the currency disadvantage in export markets because of the strong U.S. dollar, and very low operating rates outside North America.”

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com, or directly at www.gowebcasting.com/6490. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until May 21 by dialing (800) 585-8367, conference number 29381304.

Description of Special Items

Special items	First quarter	First quarter
(in millions)	2015	2014
Foreign currency translation (gain) loss	$(2)	$14
Closure costs, impairment and other related charges	6	10
Inventory write-downs related to closures	1	1
Start-up costs	1	—
Other income, net	(3)	(1)
Income tax effect of special items	—	—

Total	$3	$24

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts to continue to reduce costs and increase revenues and profitability, including our cost-reduction initiatives; business and operating outlook; future pension funding obligations; assessment of market conditions; prospects, growth strategies and the industry in which we operate; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or Resolute’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause Resolute’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in the presentation referred to above include, but are not limited to, developments in alternative media, which are expected to adversely affect the demand for some of our key products, and the effectiveness of our responses to these developments; the impact of any additional closure costs and long-lived asset impairment or accelerated depreciation charges; the impact of currency fluctuations on our competitive position, selling prices and manufacturing costs; the impact of global economic conditions; intense competition in the forest products industry and our ability to compete effectively; negative publicity, even if unjustified, which could have a negative impact on our brand and the marketability of our products; the highly cyclical nature of the forest products industry, which could impact the prices of and demand for our products which could result in small or negative profit margins, lower sales volumes and curtailment or closure of operations; the impact contributions to our Canadian pension plans, which could be at levels significantly higher than expected; the impact of the terms of our outstanding indebtedness, which could restrict our current and future operations, particularly our ability to respond to changes and take certain actions; our ability to maintain adequate capital resources to provide for all of our capital requirements, which are substantial; any inability to successfully implement our strategies to increase our earnings power; the impact of changes in laws or regulations, including environmental regulations and liabilities and the impact of future regulation of our Canadian softwood lumber exports to the United States; any difficulties in obtaining wood fiber at favorable prices, or at all; the impact of changes in the cost of purchased energy and other raw materials, which could lead to higher manufacturing costs and reduce our margins; the impact of changes in political or economic conditions in Canada, the United States or other countries in which our products are manufactured or sold; physical and financial risks associated with climate change; the impact of any labor disputes; extreme weather conditions or natural or man-made disasters, which could disrupt our supply chain and delivery of our products; cyber security risks; the impact of acquisitions, divestitures or other strategic transactions we may pursue; and the potential risks and uncertainties set forth under the heading “Risk Factors” in Part 1, Item 1A of Resolute’s annual report on Form 10-K for the year ended December 31, 2014.

All forward-looking statements in the presentation referred to above are expressly qualified by the cautionary statements contained or referred to above and in Resolute’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, specialty papers, market pulp and wood products. The company owns or operates some 40 pulp and paper mills and wood products facilities in the United States, Canada and South Korea, and power generation assets in Canada. Marketing its products in close to 80 countries, Resolute has third-party certified 100% of its managed woodlands to at least one of three internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic.

Resolute is proud to be ranked by Corporate Knights as one of Canada’s Best 50 Corporate Citizens for 2014. In addition, the company and Richard Garneau, president and chief executive officer, have been named to Canada’s Clean50. And in January 2015, Resolute was awarded The New Economy magazine’s global Clean Tech Award for best forestry and paper solutions.

Contacts

Investors Rémi G. Lalonde Vice President & Treasurer 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended March 31,
	2015	2014
Sales	$920	$1,016
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	718	821
Depreciation and amortization	57	62
Distribution costs	113	120
Selling, general and administrative expenses	41	36
Closure costs, impairment and other related charges (1)	6	10

Operating loss	(15)	(33)

Other (expense) income:
Interest expense	(12)	(12)
Other income (expense), net (2)	5	(13)

Loss before income taxes	(22)	(58)
Income tax (provision) benefit	(10)	8

Net loss including noncontrolling interests	(32)	(50)
Net income attributable to noncontrolling interests	(1)	—

Net loss attributable to Resolute Forest Products Inc.	$(33)	$(50)

Net loss per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(0.35)	$(0.53)
Diluted	(0.35)	(0.53)
Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	94.9	94.6
Diluted	94.9	94.6

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$324	$337
Accounts receivable trade, net	422	449
Accounts receivable other	80	90
Inventories, net	563	542
Deferred income tax assets	64	70
Other current assets	51	46

Total current assets	1,504	1,534

Fixed assets, net	1,956	1,985
Amortizable intangible assets, net	62	62
Deferred income tax assets	1,099	1,219
Other assets	125	121

Total assets	$4,746	$4,921

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$487	$518
Current portion of long-term debt	1	1

Total current liabilities	488	519

Long-term debt, net of current portion	596	596
Pension and other postretirement benefit obligations	1,491	1,616
Deferred income tax liabilities	3	3
Other long-term liabilities	68	70

Total liabilities	2,646	2,804

Commitments and contingencies

Equity:
Common stock	—	—
Additional paid-in capital	3,759	3,754
Deficit	(902)	(869)
Accumulated other comprehensive loss	(708)	(718)
Treasury stock at cost	(61)	(61)

Total Resolute Forest Products Inc. shareholders’ equity	2,088	2,106
Noncontrolling interests	12	11

Total equity	2,100	2,117

Total liabilities and equity	$4,746	$4,921

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss including noncontrolling interests	$(32)	$(50)
Adjustments to reconcile net loss including noncontrolling interests to net cash provided by (used in) operating activities:
Share-based compensation	5	—
Depreciation and amortization	57	62
Closure costs, impairment and other related charges	2	4
Inventory write-downs related to closures	1	1
Deferred income taxes	14	(8)
Net pension contributions and other postretirement benefit payments	(9)	(34)
Loss on translation of foreign currency denominated deferred income taxes	107	48
Gain on translation of foreign currency denominated pension and other postretirement benefit obligations	(101)	(37)
Changes in working capital:
Accounts receivable	38	29
Inventories	(22)	(64)
Other current assets	(4)	(5)
Accounts payable and accrued liabilities	(26)	8
Other, net	(1)	5

Net cash provided by (used in) operating activities	29	(41)

Cash flows from investing activities:
Cash invested in fixed assets	(40)	(36)
Decrease in restricted cash	—	1
Decrease in deposit requirements for letters of credit, net	—	1

Net cash used in investing activities	(40)	(34)

Cash flows from financing activities:
Payments of debt	—	(1)

Net cash used in financing activities	—	(1)

Effect of exchange rate changes on cash and cash equivalents	(2)	(6)

Net decrease in cash and cash equivalents	(13)	(82)
Cash and cash equivalents:
Beginning of period	337	322

End of period	$324	$240

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 3 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three months ended March 31, 2015 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(15)	$(33)	$(0.35)
Adjustments for special items:
Foreign currency translation gain	—	(2)	(0.02)
Closure costs, impairment and other related charges	6	6	0.06
Inventory write-downs related to closures	1	1	0.01
Start-up costs	1	1	0.01
Other income, net	—	(3)	(0.03)
Income tax effect of special items	—	—	—

GAAP as adjusted for special items	$(7)	$(30)	$(0.32)

Three months ended March 31, 2014 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(33)	$(50)	$(0.53)
Adjustments for special items:
Foreign currency translation loss	—	14	0.15
Closure costs, impairment and other related charges	10	10	0.11
Inventory write-downs related to closures	1	1	0.01
Other income, net	—	(1)	(0.01)
Income tax effect of special items	—	—	—

GAAP as adjusted for special items	$(22)	$(26)	$(0.27)

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 3 to the Unaudited Consolidated Financial Statement Information regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended March 31, 2015 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net (loss) income including noncontrolling interests	$(6)	$1	$10	$5	$(42)	$(32)
Interest expense					12	12
Income tax provision					10	10
Depreciation and amortization	16	17	14	8	2	57

EBITDA	10	18	24	13	(18)	47
Foreign currency translation gain					(2)	(2)
Closure costs, impairment and other related charges					6	6
Inventory write-downs related to closures					1	1
Start-up costs					1	1
Other income, net					(3)	(3)

Adjusted EBITDA	$10	$18	$24	$13	$(15)	$50

Three months ended March 31, 2014 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net (loss) income including noncontrolling interests	$(15)	$(24)	$8	$12	$(31)	$(50)
Interest expense					12	12
Income tax benefit					(8)	(8)
Depreciation and amortization	18	22	13	8	1	62

EBITDA	3	(2)	21	20	(26)	16
Foreign currency translation loss					14	14
Closure costs, impairment and other related charges					10	10
Inventory write-downs related to closures					1	1
Other income, net					(1)	(1)

Adjusted EBITDA	$3	$(2)	$21	$20	$(2)	$40

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Closure costs, impairment and other related charges for the three months ended March 31, 2015 and 2014 were comprised of the following:

(Unaudited, in millions)	Impairment of Assets	Accelerated Depreciation	Severance and Other Costs	Total
Permanent closures:
Paper mill in Iroquois Falls, Ontario	$—	$—	$4	$4
Paper machine in Clermont, Québec	—	2	—	2

2015 Total	$—	$2	$4	$6

2014 Total	$1	$3	$6	$10

2.	Other income (expense), net for the three months ended March 31, 2015 and 2014 was comprised of the following:

(Unaudited, in millions)	2015	2014
Foreign exchange gain (loss)	$2	$(14)
Miscellaneous income	3	1

	$5	$(13)

3.	Tables represent a reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net income (loss) and net income (loss) per share (“EPS”), in each case adjusted for special items, as well as EBITDA and adjusted EBITDA, in each case by reportable segment. We believe that these measures are useful because they allow the reader to more easily compare our ongoing operations, financial performance, and EPS from period to period. They are also consistent with the indicators management uses internally to measure our performance. These non-GAAP measures should be considered in addition to and not a substitute for measures of financial performance calculated and presented in accordance with GAAP in our Consolidated Statements of Operations in our filings with the Securities and Exchange Commission. Consequently, readers should rely on GAAP operating income (loss), operating income (loss) by reportable segment, net income (loss) and EPS. Non-GAAP measures included in our press release include:

Operating income (loss) adjusted for special items—is defined as operating income (loss) from our Consolidated Statements of Operations excluding special items, such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

Net income (loss) adjusted for special items—is defined as net income (loss) from our Consolidated Statements of Operations excluding the same items as under operating income (loss) adjusted for special items, in addition to the effects of foreign currency translation, write-down of equity method investment and other income (expense), net.

EPS adjusted for special items—is defined as diluted EPS calculated based on the net income (loss) adjusted for special items as described above.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

EBITDA by reportable segment—is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations, allocated to each of our reportable segments (newsprint, specialty papers, market pulp and wood products) in accordance with Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” and adjusted for depreciation and amortization. EBITDA for the corporate and other segment is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA – is defined as EBITDA excluding the special items described above.